EXHIBIT 21


                         Subsidiaries of the Registrant

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Legal Name of Entity                   Jurisdiction of Organization    Ownership Interest

Indian River Banking Company (Registrant)

   Indian River National Bank                  United States                   100%
     Indian River National Real Estate LLC     Florida                         100%

   Indian River Title Company, LLC             Florida                         100%
   IRNB Insurance Services LLC                 Florida                         100%
   Indian River Capital Trust 1                Delaware               100% of voting securities

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